Exhibit 99.1

Proteon Therapeutics and ArTara Therapeutics Agree to Combine

Transaction to Create NASDAQ-Listed Rare and Specialty Disease Therapeutic Company Focused on Immunology and Metabolic Disorders

$42.5M Concurrent Financing to be Led by a Syndicate of Healthcare Dedicated Investors

Companies to Hold Conference Call on September 24th at 8:30AM EDT

WALTHAM, MA and  NEW YORK, NY, September 23rd, 2019 — Proteon Therapeutics, Inc. (“Proteon”) (Nasdaq: PRTO), a company developing novel, first-in-class pharmaceuticals to address the medical needs of patients with kidney and vascular diseases, and ArTara Therapeutics, Inc. (“ArTara”), a private clinical stage biopharmaceutical company developing treatments for rare  and specialty diseases with significant unmet therapeutic needs, announced today that they have entered into a definitive agreement in which a wholly-owned subsidiary of Proteon will merge with ArTara in an all-stock transaction. The merged company will focus on advancing ArTara’s pipeline of transformative late-stage, de-risked rare and specialty diseases assets. Upon stockholder approval, the combined company is expected to operate under the name ArTara Therapeutics, Inc. and trade on the Nasdaq Capital Market under the ticker symbol TARA.

A syndicate of healthcare dedicated investors have concurrently entered into a stock purchase agreement to invest $42.5 million in the combined company. This financing will help fund the development of ArTara’s lead assets TARA-002 and IV Choline Chloride and is expected to be consummated concurrently with the closing of the transaction.

ArTara is a clinical stage therapeutics company focused on acquiring and modernizing high-potential, de-risked product candidates for rare and specialty diseases. ArTara’s current development programs focus on the treatment of rare diseases in structural and connective tissues as well as rare hepatology and metabolic disorders.

ArTara’s lead program TARA-002, is a follow-on biologic of the innovator therapy OK-432, an inactivated Group A streptococcus bacterial preparation approved in Japan for the treatment of lymphangiomas along with several other specialty indications. ArTara plans to pursue development of TARA-002 for the treatment of lymphangiomas which are rare, typically congenital, malformations of the lymphatic vasculature.  TARA-002 has been awarded orphan drug designation by the US FDA for lymphangiomas.  TARA-002’s innovator therapy, OK-432, has been interrogated in dozens of additional indications through investigator-sponsored studies around the world and ArTara will conduct preliminary investigations into a number of these indications after advancing the lymphangiomas program.

ArTara’s second asset, IV Choline Chloride, has shown promising results in a Phase 2a study in Intestinal Failure Associated Liver Disease (“IFALD”).  IV Choline Chloride is a phospholipid substrate replacement therapy for choline deficient patients with hepatic steatosis and cholestasis associated with dependence on long-term parenteral nutrition.  ArTara’s IV Choline Chloride has been awarded Orphan Drug Designation by the US FDA.

“We are excited about the opportunity for this merger, which will allow ArTara to help fill the void in treatment options for these two rare diseases and potentially address additional significant unmet need in other disease areas” said Jesse Shefferman, CEO of ArTara. “Following an extensive and thorough review of strategic alternatives, we strongly believe this transaction with ArTara is the best path forward and has the potential to deliver significant and near-term value to Proteon Therapeutics’ stockholders,” said Timothy Noyes, CEO of Proteon.

About the Proposed Transaction

Under the terms of the merger agreement, on a pro-forma basis after closing of the merger and the closing of the financing, the current Proteon stockholders will own approximately 10% of the combined company, while ArTara security holders and new investors will own approximately 90% (on a fully diluted basis).  The actual allocation between the two groups of stockholders is subject to adjustment based on Proteon’s net cash prior to the completion of the Transaction.

The transaction has been unanimously approved by the Board of Directors of both companies, and is expected to close by year end 2019, subject to customary conditions, including approval by Proteon and ArTara stockholders and the satisfaction of the conditions under the stock purchase agreement. The investment pursuant to the stock purchase agreement is expected to be consummated concurrently with the closing of the transaction.

H.C. Wainwright & Co. is acting as financial advisor to Proteon, and Morgan, Lewis & Bockius LLP is acting as legal counsel to Proteon. Ladenburg Thalmann & Co. Inc. is acting as financial advisor to ArTara, and Cooley LLP is acting as legal counsel to ArTara.

Management and Organization

The combined company will be led by Jesse Shefferman, ArTara Chief Executive Officer, and will be headquartered in New York, NY. The board of directors is expected to be composed of 7 members, with 5 such members designated by ArTara, 1 such member designated by Proteon, and Mr. Shefferman.

Conference Call Details

The companies plan to hold a joint conference call on September 24th, 2019 at 8:30AM EDT to discuss the merger details.

The dial-in number in the U.S. / Canada is (877) 652-7120; for international participants, the number is (470) 495-9514. For all callers, please refer to Conference ID 5889358.

Live webcast Link: https://edge.media-server.com/mmc/p/c8rwsaoa

A replay of the conference call will be available for seven business days beginning about two hours after the conclusion of the live call, by calling (855) 859-2056 toll-free from U.S./Canada or (404) 537-3406 (international callers). For all callers please refer to Conference ID 5889358.

About Proteon Therapeutics, Inc.

Proteon is focused on improving the health of patients with kidney and vascular diseases through the development of novel, first-in-class therapeutics. Proteon’s lead product candidate, vonapanitase, is an investigational drug intended to improve hemodialysis vascular access outcomes. Proteon announced in March 2019 top-line results from PATENCY-2, a Phase 3 clinical trial evaluating vonapanitase in patients with chronic kidney disease undergoing surgical creation of a radiocephalic arteriovenous fistula for hemodialysis. The PATENCY-2 trial did not reach statistical significance on either of the co-primary endpoints of fistula use for hemodialysis and secondary patency. Proteon has also evaluated investigational vonapanitase in Phase 1 clinical trials in patients with peripheral artery disease, or PAD. For more information, please visit www.proteontx.com.

About ArTara Therapeutics, Inc.

ArTara is a rare and specialty diseases therapeutics company focused on optimizing product candidates for patients suffering from diseases where there is a significant unmet need. ArTara’s current development programs focus on the treatment of rare diseases in structural and connective tissues, as well as rare hepatology/gastrointestinal and metabolic disorders with investigational candidate TARA-002 for the potential treatment of lymphangiomas and IV Choline Chloride for IFALD. For more information, visit www.artaratx.com.

No Offer or Solicitation:

This press release shall not constitute an offer to sell, or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No public offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information About the Proposed Transaction and Where to Find it

This press release is being made in respect of a proposed transaction involving ArTara and and Proteon, and Proteon intends to file a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”), which will contain a proxy statement/prospectus and other relevant materials, and plans to file with the SEC other documents regarding the proposed transaction. The final proxy statement/prospectus will be sent to the stockholders of Proteon in connection with the Proteon’s special meeting of stockholders to be held to vote on matters relating to the proposed transaction. The proxy statement/prospectus will contain information about Proteon, ArTara, the proposed transaction, and related matters. STOCKHOLDERS OF PROTEON ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS OF PROTEON SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. In addition to receiving the proxy statement/prospectus and proxy card by mail, Proteon stockholders will also be able to obtain the proxy statement/prospectus, as well as other filings containing information about Proteon, without charge, from the SEC’s website at www.sec.gov or, without charge, by directing a written request to: Proteon Therapeutics, Inc., 200 West St. Waltham, MA 02451, Attention: Investor Relations.

Participants in the Solicitation

Proteon, ArTara and their respective executive officers, directors, certain members of management and certain employees may be deemed, under the SEC rules, to be participants in the solicitation of proxies from Proteon stockholders with respect to the matters relating to the proposed transaction. Information regarding Proteon’s executive officers and directors is available in Proteon’s proxy statement on Schedule 14A for its 2018 annual meeting of stockholders, filed with the SEC on April 26, 2018 and Proteon’s Annual Report on Form 10-K and the amendment thereto for the year-ended December 31, 2018. These documents are available free of charge at the SEC’s website at www.sec.gov or by going to Proteon’s investor and media page on its corporate website at www.proteontherapeutics.com. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed transaction, and a description of their direct and indirect interests in the proposed transaction, which may differ from the interests of Proteon’s stockholders generally, will be set forth in the proxy statement/prospectus that Proteon intends to file with the SEC in connection with its stockholder vote on matters relating to the proposed transaction. Proteon stockholders will be able to obtain this information by reading the proxy statement/prospectus when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

This press release is being made in respect of a proposed transaction involving ArTara and Proteon. Certain statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, stockholders are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on management expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including, but not limited to, risks relating to the completion of the proposed transaction, including the need for Proteon’s and ArTara’s stockholder approval and the satisfaction of certain closing conditions; the anticipated financing to be completed concurrently with the closing of the proposed transaction; the cash balance of the combined company following the closing of the proposed transaction and the financing, and expectations with respect thereto; the potential benefits of the proposed transaction; the business and prospects of the combined company following the proposed transaction; and the ability of Proteon to remain listed on the Nasdaq Global Market. Risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any forward-looking statement include, but are not limited to: the closing of the proposed transaction; ArTara’s plans to develop and commercialize its product candidates, including TARA-002, and Choline Chloride; the timing, costs and outcomes of ArTara’s planned clinical trials; expectations regarding potential market size; the timing of the availability of data from ArTara’s clinical trials; the timing of any planned investigational new drug application or new drug application; ArTara’s plans to research, develop and commercialize its current and future product candidates; ArTara’s ability to successfully collaborate with existing collaborators or enter into new collaborations, and to fulfill its obligations under any such collaboration agreements; the clinical utility, potential benefits and market acceptance of ArTara’s product candidates; ArTara’s commercialization, marketing and manufacturing capabilities and strategy; ArTara’s ability to identify additional products or product candidates with significant commercial potential; developments and projections relating to ArTara’s competitors and industry; the impact of government laws and regulations; ArTara’s ability to protect its intellectual property position; and ArTara’s estimates regarding future revenue, expenses, capital requirements, and the need for and timing of additional financing following the proposed transaction. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the proxy statement/prospectus that will be included in the registration statement on Form S-4 that will be filed by Proteon with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the proposed transaction. Additional risks and uncertainties are identified and discussed in the

“Risk Factors” section of Proteon’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this press release are based on information available to Proteon and ArTara as of the date of this press release. Neither Proteon nor ArTara undertakes any obligation to update such forward- looking statements to reflect events or circumstances after the date of this press release.

Contact Information

Proteon, Inc

George Eldridge

Senior Vice President and Chief Financial Officer

(781) 890-0102 (Ext. 1026)

geldridge@proteontherapeutics.com

ArTara, Inc

Investor Relations

1 Little West 12th Street

New York, NY 10014

(646) 844-0337

info@artaratx.com

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